April 5, 2010

Dear Shareholder:

By almost any standard, 2009 was a very difficult year for Reliance Bancshares, Inc.  The year was one of unprecedented economic uncertainty as we experienced the brunt of the worst recession in 70 years.  It was the most extraordinary and challenging year for the financial services industry and the global economy in my lifetime.  At the end of last week, our proxy material and form 10-K including our complete financial statements were mailed to you.  I hope you can attend our Annual Shareholders’ meeting on Tuesday, May 4, 2010, but encourage you to return your proxy now whether you plan to attend or not.  We will provide you with a complete update on your company at the meeting and some of the positive things that happened during 2009 and will continue happening for the next several years.

The Board of Directors of Reliance Bancshares, Inc. has made some changes to our 7% Perpetual Convertible Preferred Stock, Series C.  Originally, the issue had non-cumulative dividends but the Board voted to change this and make the dividends cumulative.  The Private Offering Memorandum has been revised to reflect this change.  This preferred stock pays a 7% annual dividend and is convertible into Reliance Bancshares, Inc. common stock at $7.00 per share at any time in the future, subject to adjustments.  The preferred stock cannot be converted by the company for ten years and then can only be converted if the price of Reliance common stock has been trading at $8.40 a share or higher for thirty consecutive days, subject to adjustments.  The stock, however, can be converted by the holder at any time.

The Board also voted to have a new Common Stock Issue at a price of $3.00 per share.  Our goal is to raise at least $10 million at this time.  The proceeds from this offering will be used as working capital and can be contributed to the company’s subsidiary bank or thrift as additional capital to permit them to continue to meet regulatory capital requirements while supporting their expected growth.  Should the economy improve, it could also be used by the company to acquire existing banks, thrifts, or bank holding companies.

Both the Preferred Stock Issue and the Common Stock Issue are available only to “accredited investors” under Regulation D of the U.S. Securities and Exchange Commission.  These securities have not been registered with the SEC or any State and may not be offered or sold in the United States absent registration or an applicable exemption from registration.  For this reason, both stock issues are being offered only under the aforesaid exemption of Regulation D.

Shareholders
April 5, 2010
Page Two

This letter does not constitute an offer of these shares.  These new separate offerings will be made by Reliance only under the terms and conditions described in the Private Offering Memorandums covering these shares.  If you qualify as an “accredited investor” and you have an interest in receiving information on either or both, the Common Stock Offering or the Preferred Stock Offering, please notify Charlotte Satory or me and we will forward the applicable Private Offering Memorandum and accompanying documents to you.  Our e-mail and telephone numbers are:

Charlotte L. Satory                                       314-569-7201                                    csatory@reliancebankstl.com
Jerry S. Von Rohr                                       314-569-7206                                    jvonrohr@reliancebankstl.com

Thanks for your interest in this offering.  I look forward to seeing you at our annual meeting on May 4.

Sincerely,

Jerry S. Von Rohr
Chairman and Chief Executive Officer

JSVR:cls